Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 13, 2014 with respect to the consolidated financial statements and schedule included in the Annual Report of Realty Finance Trust, Inc. on Form 10-K for the year ended December 31, 2014 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
July 7, 2015